Exhibit 10.46
STOCK OPTION AGREEMENT
[NAME]
     THIS AGREEMENT, dated as of                                          (the “Grant Date”), is made by and between ITC Holdings Corp., a Michigan corporation (the “Company”), and the individual whose name is set forth on the signature page hereof, who is an employee of the Company or a Subsidiary of the Company (the “Optionee”). Any capitalized terms herein but not otherwise defined shall have the meaning set forth in the Company’s 2006 Long Term Incentive Plan (the “Plan”).
     WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase shares of its common stock (the “Common Stock”) pursuant to the terms and conditions of this Agreement and the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and
     WHEREAS, this Agreement and the grant made pursuant to this Agreement are not subject to and shall not be governed by the Management Stockholder’s Agreement between the Company and Optionee; and
     WHEREAS, the Committee has determined that it would be in the best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or its Subsidiaries, has approved the grant of the Option on the Grant Date and has advised the Company thereof and instructed the undersigned officer to issue said Option.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I
OPTION GRANT
     1.1. Grant of Options. For good and valuable consideration, on and as of the date hereof, the Company irrevocably grants to the Optionee a Nonqualified Stock Option to purchase <<shares>>            shares of Common Stock upon the terms and conditions set forth in this Agreement (the “Option”).
     1.2. Exercise Price. Subject to Section 2.1, the exercise price of the shares of Common Stock covered by the Option shall be $                     per share without commission or other charge (which is the Fair Market Value per share of the Common Stock on the Grant Date).
ARTICLE II
ADJUSTMENTS
     2.1. Adjustments to Option. In the event of a merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Common Stock or the value thereof, such adjustments and other substitutions shall be made to the Option as the

Committee, in its sole discretion, deems equitable or appropriate, including adjustments in the number, class, kind and exercise price of securities subject to the Option (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of another company, as the Committee may determine to be appropriate in its sole discretion).
ARTICLE III
PERIOD OF EXERCISABILITY
     3.1. Exercisability of Option.
     (a) So long as the Optionee continues to be employed by the Company or any of its Subsidiaries, the Option shall become exercisable pursuant to the following schedule:

Percentage of Shares As to Which Option Is
Date Option Becomes Exercisable	Exercisable On and After Such Date

On and after the first anniversary of the Grant Date	20%

On and after the second anniversary of the Grant Date	40%

On and after the third anniversary of the Grant Date	60%

On and after the fourth anniversary of the Grant Date	80%

On and after the fifth anniversary of the Grant Date	100%
     (b) Notwithstanding the foregoing, the Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such Option (but only to the extent such Option has not otherwise terminated or become exercisable) (i) if the Optionee ceases to be employed due to Optionee’s death or Disability, or (ii) immediately prior to a Change in Control; provided, however, that this Section 3.1(b)(ii) is subject to the Committee’s rights, in the event of a Change in Control, to cash out the Option pursuant to Section 9.2(b) of the Plan or to declare, pursuant to Section 9.2(c) of the Plan, that the Option shall not become immediately exercisable upon a Change in Control in which the successor company assumes the Option.
     3.2 Expiration of Option. The Option may not be exercised after the first to occur of the following events and shall in no event be exercisable after the tenth anniversary of the Grant Date:
     (a) If, prior to the date when the Option first becomes exercisable, Optionee’s employment terminates for any reason other than death or Disability, Optionee’s right to exercise the Option shall terminate and all rights thereunder shall cease;

     (b) If, on or after the date when the Option first becomes exercisable, Optionee’s employment terminates for any reason other than death or Disability, Optionee shall have the right, within three months after termination of employment to exercise the Option to the extent that it was exercisable and unexercised on the date of Optionee’s termination of employment, subject to any other limitation on the exercise of the Option in effect on the date of exercise; or
     (c) If Optionee’s employment terminates due to death or Disability before the tenth anniversary of the Grant Date, Optionee or the person or persons to whom the Option shall have been transferred by will or the laws of descent and distribution shall have the right within the exercise period specified in this Agreement to exercise the Option to the extent that it was unexercised on the Optionee’s date of death or Disability, subject to any other limitation on exercise in effect on the date of exercise.
     3.3. Committee Discretion. The Committee, at the time of Optionee’s termination of employment, subject to the limitations set forth in the Plan, may accelerate Optionee’s right to exercise the Option or, subject to Code Section 409A, may extend the Option term.
ARTICLE IV
EXERCISE OF OPTION
     4.1. Person Eligible to Exercise. During the lifetime of the Optionee, only the Optionee may exercise the Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.
     4.2. Partial Exercise. Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2 of this Agreement; provided, however, that any partial exercise shall be for whole shares of Common Stock only.
     4.3. Manner of Exercise. The exercise price for shares of Common Stock to be acquired upon exercise of the Option shall be paid in full in cash or by personal check, bank draft or money order at the time of exercise; provided, however, that in lieu of such form of payment, subject to the limitations set forth in Section 2.4 of the Plan, payment may be made by (a) delivery and transfer, in a manner acceptable to the Company’s General Counsel in his sole discretion, to the Company of outstanding shares of Common Stock that have been held at least six months; (b) by delivery to the Company’s General Counsel or his designee of a properly executed exercise notice, acceptable to the Company, together with irrevocable instructions to the Optionee’s broker to deliver to the Company sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Company and the brokerage firm; or (c) any combination of the foregoing. Shares of Common Stock surrendered upon exercise shall be valued at the Stock Exchange closing price for the Common Stock on the day prior to exercise.
     4.4. Conditions to Issuance of Stock Certificates. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

     (a) The obtaining of approval or other clearance from any state or federal governmental agency or stock exchange which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable; and
     (b) The receipt by the Company of such assurance of compliance with federal and state securities laws as it may deem necessary or advisable.
     4.5. Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of the Option or any portion thereof unless and until a certificate or certificates representing such shares shall have been issued by the Company to such holder or a book entry representing such shares has been made and such shares have been deposited with the appropriate registered book-entry custodian. The Company shall not be liable to the Employee for damages relating to any delay in issuing a stock certificate to Optionee, any loss of a certificate, or any mistakes or errors in the issuance of a certificate to Optionee.
     4.6. Withholding. The Company shall have the right to withhold from Optionee’s compensation or to require Optionee to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of an Option. Subject to the limitations in Section 10.5 of the Plan, Optionee may, in order to fulfill the withholding obligation, make payment to the Company in any manner permitted for payment of the exercise price under Section 4.3 of this Agreement. The Company shall not withhold from the exercise of an Option more shares than are necessary to meet the established tax withholding requirements of federal, state and local obligations. The Company shall be authorized to take such action as may be necessary, in the opinion of the Company’s counsel (including, without limitation, withholding vested Common Stock otherwise deliverable to the Optionee and/or withholding amounts from any compensation or other amount owing from the Company to the Optionee), to satisfy the obligations for payment of the minimum amount of any such taxes.
ARTICLE V
MISCELLANEOUS
     5.1. Option Not Transferable. Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.1 shall not prevent transfers by will or by the applicable laws of descent and distribution, or transfers to which the Committee has given prior written consent subject to the conditions set forth in Section 10.3(a) of the Plan.
     5.2. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him or her at the address stated in the Company’s employee records. By a notice given pursuant to this Section 5.2, either party may hereafter designate a different address for notices to be given to the party. Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.2. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
     5.3. Amendment. Subject to Section 3.3 of this Agreement and Section 10.6 of the Plan, this Agreement may be amended only by a writing executed by the parties hereto if such amendment would adversely affect Optionee. Any such amendment shall specifically state that it is amending this Agreement.
     5.4. Governing Law. The laws of the State of Michigan shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
     5.5. No Guarantee of Employment. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Optionee’s employment agreement with the Company.
     5.6 Plan Terms Control. In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control, it being understood that variations in this Agreement from terms set forth in the Plan shall not be considered to be in conflict if the Plan permits such variations.
[Signatures on next page.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date.

ITC HOLDINGS CORP.

By:

Name:
Title:

OPTIONEE:

[Name]